 Exhibit 2(l)
[DECHERT LETTERHEAD]
December 21, 2005
SunAmerica Focused Alpha Large-Cap Fund, Inc.
Harborside Financial Center
3200 Plaza 5
Jersey City, New Jersey 07311

Re:	SunAmerica Focused Alpha Large-Cap Fund, Inc.
Registration Statement on Form N-2
Securities Act Registration No. 333-128229
Investment Company Act File No. 811-21805
Ladies and Gentlemen:
     We have acted as counsel for SunAmerica Focused Alpha Large-Cap Fund, Inc., a Maryland corporation (the “Fund”), and are familiar with the Fund’s above mentioned registration statement relating to the offer and sale of its shares of common stock (the “Registration Statement”). The authorized shares of common stock of the Fund are hereinafter referred to as “Common Stock.”
     In our capacity as counsel for the Fund, we have examined the Fund’s Articles of Incorporation, By-Laws, resolutions adopted by the Board of Directors, and other materials relating to the authorization and issuance of the shares of Common Stock as contemplated by the Registration Statement, including Pre-Effective Amendments Nos. 1 and 2 to the Fund’s Registration Statement, on Form N-2 filed under both the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940. In rendering this opinion, we have also made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth, and we have relied with respect to matters of Maryland law on such other documents and matters as we have deemed necessary to enable us to give this opinion.
     Based upon such examination, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.
     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP